Exhibit 5.1
JONES & KELLER, P.C.
Attorneys at Law

January 19, 2011

Hallador Energy Company
1660 Lincoln Street, Suite 2700
Denver, Colorado 80264-2701

Re:           Hallador Energy Company – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Hallador Energy Company, a Colorado corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), on or about the date of this letter.  The Registration Statement relates to the proposed issuance of up to 1,791,438 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, pursuant to the Company’s 2008 Restricted Stock Unit Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement, in the form to be filed with the Commission under the Act;

(b)	the Plan;

(c)	the Restated Articles of Incorporation of the Company (the “Articles”);

(d)	the Bylaws of the Company; and

(e)	certain resolutions of the Board of Directors of the Company authorizing the adoption and administration of the Plan and reservation of the Shares therefor.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such certificates of public officials, such certificates of officers of the Company, such other documents, records, and certificates, made such inquiries, and considered such questions of law, as we deemed necessary or appropriate, as a basis for the opinion set forth below.

As to any questions of fact material to our opinion, we have relied upon the representations, warranties and other statements of fact set forth in the documents listed above.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to use as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and when issued and delivered by the Company in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters of Colorado law.  We assume no obligation to update or supplement this opinion letter in response to subsequent changes in the law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

/s/ JONES & KELLER, P.C.
     JONES & KELLER, P.C.

1999 Broadway■ Suite 3150 ■ Denver, CO 80202
Phone:  303 573 1600 ■ Fax:  303 573 8133 ■ www.joneskeller.com